UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2019

BROADCOM INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38449	35-2617337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1320 Ridder Park Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    New Director Appointment

Effective January 11, 2019, the Board of Directors (the “Board”) of Broadcom Inc. (the “Company”) appointed Diane M. Bryant as an independent director of the Company.

Ms. Bryant, age 56, served as the Chief Operating Officer of Google Cloud (cloud computing services) from 2017 to 2018, where she focused on accelerating the scale and reach of Google Cloud’s business, including optimization of the global supply chain, acceleration of customer adoption, and development of next-generation information technology solutions. Prior to Google Cloud, Ms. Bryant spent 32 years at Intel Corporation, most recently serving as Group President of Intel’s Data Center Group, the worldwide organization that develops server, storage and network platforms for the digital services economy, in 2017, having led that group since 2012, and serving as Intel’s Corporate Vice President and Chief Information Officer, responsible for corporate-wide information technology solutions and services that enable Intel’s business, from 2008 to 2012. Ms. Bryant also serves on the board of directors of United Technologies Corporation (“UT”) and on the U.C. Davis Chancellor’s Board of Advisors and U.C. Davis College of Engineering Board of Advisors. Ms. Bryant’s qualifications to serve on the Board include her more than three decades of experience and executive leadership in the semiconductor industry, in enterprise IT solution development and deployment, and in advancing cloud computing services worldwide. Ms. Bryant also brings public company board experience, having served on the UT board, and its audit and finance committees, for over two years.

Ms. Bryant will participate in the non-employee director compensation arrangements generally applicable to all of the Company’s non-employee directors. Under the terms of those arrangements, as currently in effect, Ms. Bryant received an initial restricted share unit award with a value of $55,000 on January 11, 2019, her first date of service as a director, which will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) the date on which the Company’s annual meeting of stockholders immediately following the grant date is held, subject to her continuing service on the vesting date. The number of shares subject to this award was determined by dividing the value of the award by the average of the Company’s per share closing market prices, as quoted on the Nasdaq Global Select Market, over the 30 calendar days immediately preceding January 11, 2019. In addition, Ms. Bryant will be entitled to receive the annual cash and equity compensation payable to other non-employee directors of the Company. Details regarding the Company’s non-employee director compensation program are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2018.

Director Retirement

On January 11, 2019, Donald Macleod, age 70, notified the Board that he will not be standing for re-election as a director at the Company’s 2019 annual meeting of stockholders. Mr. Macleod’s departure from the Board is not due to any disagreement between him and the Company. Mr. Macleod continues to serve as Chairman of the Audit Committee and as a member of the Compensation and Executive Committees.

Committee Changes

Effective January 11, 2019, the Board appointed Eddy W. Hartenstein as the Chairman of the Nominating and Corporate Governance Committee (in place of James V. Diller who will continue to serve as a member of Nominating and Corporate Governance Committee), and Ms. Bryant and Check K. Low, a current director, as members of the Compensation Committee.

Board and Committee Refreshment

The director appointment and changes to committee composition discussed above, and the appointment of Harry L. You to the Board and Audit Committee on January 8, 2019, were made with a view to refreshing the Board’s capabilities and perspective in its oversight role, consistent with the evolving strategic focus of the Company in technology infrastructure, and are in addition to, and should be read in conjunction with, the Board and committee leadership changes announced in the Company’s Current Report on Form 8-K filed on December 6, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADCOM INC.

Date: January 14, 2019	By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer